Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2026, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc., included in the Annual Report (Form 10-K/A) of Innoviva, Inc. for the year ended December 31, 2025 and to the use of our report dated March 20, 2025, with respect to the consolidated financial statements of Armata Pharmaceuticals, Inc., incorporated by reference in the Annual Report (Form 10-K/A) of Innoviva, Inc. for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2026